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                                                                    EXHIBIT 10.3

October 12, 2001

FAX TO: SUSAN PHILLIPS MCGEE

FAX # 856-0813

From: Geoffrey Koblick

Susan,

In the "Restructure Agreement" by and among Silicon Valley Bank, IMSI, ArtToday, and DCDC, Section 8 Imageline Claims, it is stated in subsection (c), "IMSI agrees that under no circumstances will it make any payment to Imageline until the revised promissory note has been paid in full".

Per our discussion today, we need to clarify that the above section was not referring to, nor including monthly payments to Imageline of $11,500 which are beginning this month which had been previously negotiated and consented to.

In addition, Section 1. Acknowledgement of SVB Obligations, paragraph (b) erroneously references the outstanding principal balance of the SVB loan as $3,248,291.88. The actual amount is $2,499,166.67.

Finally, it is hereby agreed that the due date for the principal and interest payments under the Promissory Note signed by IMSI for the benefit of SVB shall begin on October 20, 2001 and continue monthly on the 20th of each month, until the Note is paid in full.

Please signify your agreement to this clarification by signing below and FAX this signed letter back to me at 415-897-2544. If you have any further questions, please call me at 415-878-4082 or Paul Jakab at 415-878-4073. Thank you.

Regards,

Geoffrey Koblick

Agreed to this 12th day of October, 2001:

By: /s/ SUSAN PHILLIPS McGEE
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    Susan Phillips McGee,  Silicon Valley Bank


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